UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2012

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2012, the Compensation Committee of the Board of Directors of Albany Molecular Research, Inc. (the “Company”) approved a relocation bonus payable to Michael Nolan, Vice President and Chief Financial Officer (the “Relocation Bonus”). The Relocation Bonus, in the amount of $302,065, will be paid to Mr. Nolan prior to the end of 2012 and is paid in consideration of Mr. Nolan’s relocation from the Boston Massachusetts area to the Albany New York region. In addition, in accordance with the terms of the Employment Agreement with Mr. Nolan dated September 17, 2012 (the “Employment Agreement”), the Compensation Committee approved the payment of $129,829, which Mr. Nolan will use to pay certain closing costs in connection with the sale of one home and the acquisition of the new home. In addition, the Compensation Committee approved, and the Company has entered in to, an amendment to the Employment Agreement to require that the Relocation Bonus be repaid in the event that Mr. Nolan terminates employment with the Company voluntarily or is terminated by the Company for cause within 24 months of the date of the relocation. The other relocation expenses paid or payable to Mr. Nolan in connection with his relocation to the Albany New York area, including the closing costs referenced above, are required to be repaid under the terms of the Employment Agreement, in the event that Mr. Nolan terminates employment with the Company voluntarily or is terminated by the Company for cause within 24 months of the date of the relocation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2012	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Lori M. Henderson
Name: Lori M. Henderson
Title: Vice President and General Counsel